FOR IMMEDIATE RELEASE

INTERPARFUMS AND BURBERRY GROUP IN DISCUSSIONS
ABOUT POTENTIAL NEW OPERATING STRUCTURE FOR FRAGRANCE AND
BEAUTY BUSINESS AND STATUS OF CURRENT LICENSE

New York, New York, December 20, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its Paris-based subsidiary, Interparfums SA, the prestige fragrance company and exclusive worldwide licensee for Burberry fragrance products, and its licensor, Burberry Group, the global luxury company, are in discussions regarding the establishment of a new operating structure for the Burberry fragrance and beauty business.

For nearly two decades, Interparfums and Burberry have developed a highly successful growing business. With excellent prospects in both the fragrance and beauty categories, the two companies are exploring ways to work more closely together to realize the brand's potential.

As there can be no assurance that an agreement will be reached, Burberry has exercised its right to evaluate the purchase price for the unexpired term of the existing license. In this process, Burberry has until July 31, 2012 to determine whether it wishes to buy out the unexpired portion of the license or continue the existing contract which runs through December 31, 2017.

Forward Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	Contact at Burberry Fay Dodds, Director of Investor Relations Jena Little, Director of Corporate Relations +44 (0) 203 367-3355